Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)

(To Prospectus dated January 8, 2004)	Registration No. 333-111460

$400,000,000

FAIR ISAAC CORPORATION

1.5% Senior Convertible Notes Due August 15, 2023

     This prospectus supplement relates to the resale by the holders of the notes and the shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the underlying shares of common stock by any of the selling securityholders.

     You should read this prospectus supplement together with the accompanying prospectus dated January 8, 2004. The terms of the notes are set forth in the accompanying prospectus.

     The table below sets forth additional information concerning beneficial ownership of the notes and supplements and amends the table appearing under “Selling Securityholders” beginning on page 48 of the accompanying prospectus. To the extent that a selling securityholder is listed in both the table below and in the table appearing in the accompanying prospectus, the information set forth below regarding such selling securityholder supersedes the information in the accompanying prospectus.

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
AIG DKR SoundShore Holdings Ltd.	$1,312,000	19,900	19,900	0	0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	923,000	13,999	13,999	0	0
AIG DKR SoundShore Strategic Holding Fund Ltd.	565,000	8,569	8,569	0	0
AM Investment D Fund (QP) LP	220,000	3,336	3,336	0	0
AM Investment E Fund Ltd.	1,260,000	19,111	19,111	0	0
Alexian Brothers Medical Center	100,000	1,516	1,516	0	0
Advent Convertible Master (Cayman) L.P.	10,640,000	161,386	161,386	0	0
Advisory Convertible Arbitrage Fund (I) L.P.	500,000	7,583	7,583	0	0
Alcon Laboratories	452,000	6,855	6,855	0	0
Allentown City Firefighters Pension Plan	13,000	197	197	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
Allentown City Officers & Employees Pension Fund	$15,000	227	227	0	0
Allentown City Police Pension Plan	22,000	333	333	0	0
Allstate Insurance Company	1,500,000	22,751	22,751	0	21,033 (3)
Aloha Airlines Non-Pilots Pension Trust	70,000	1,061	1,061	0	0
Aloha Pilots Retirement Trust	36,000	546	546	0	0
Alpha US Sub Fund 4 LLC	464,000	7,037	7,037	0	0
Arapahoe County Colorado	57,000	864	864	0	0
Arkansas PERS	1,500,000	22,751	22,751	0	0
Arlington County Employees Retirement System	781,000	11,846	11,846	0	0
Asante Health Systems	116,000	1,759	1,759	0	0
Bank Austria Cayman Islands, Ltd.	2,500,000	37,919	37,919	0	0
Bear, Stearns & Co. Inc.	1,000,000	15,167	15,167	0	0
Black Diamond Convertible Offshore LDC	1,306,000	19,809	19,809	0	0
Black Diamond Offshore Ltd.	729,000	11,057	11,057	0	0
Boilermakers Blacksmith Pension Trust	1,200,000	18,201	18,201	0	0
British Virgin Islands Social Security Board	103,000	1,562	1,562	0	0
C & H Sugar Company Inc.	90,000	1,365	1,365	0	0
CNH CA Master Account, L.P.	1,500,000	22,751	22,751	0	0
CALAMOS® Convertible Fund — CALAMOS® Investment Trust	7,400,000	112,242	112,242	0	0
Chrysler Corporation Master Retirement Trust	4,530,000	68,710	68,710	0	0
Citadel Credit Trading Ltd.	55,000	834	834	0	0
Citadel Equity Fund Ltd.	3,445,000	52,253	52,253	0	0
City and County of San Francisco Retirement System	1,728,000	26,210	26,210	0	0
City of New Orleans	238,000	3,609	3,609	0	0
City University of New York	175,000	2,654	2,654	0	0
Convertible Securities Fund	90,000	1,365	1,365	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
Credit Lyonnais Securities (USA) Inc.	$4,000,000	60,671	60,671	0	0
Credit Suisse First Boston LLC	1,830,000	27,757	27,757	0	0
DaimlerChrysler Corp Emp. # 1 Pension Plan, Dtd 4/1/89	3,470,000	52,632	52,632	0	0
DB Equity Opportunities Master Portfolio Ltd.	3,000,000	45,503	45,503	0	0
Deam Convertible Arbitrage	1,500,000	22,751	22,751	0	0
Delaware PERS	2,200,000	33,369	33,369	0	0
Delaware Public Employees Retirement System	1,813,000	27,499	27,499	0	0
Delta Airlines Master Trust	545,000	8,266	8,266	0	0
Delta Air Lines Master Trust — CV	1,870,000	28,363	28,363	0	0
Delta Pilots Disability & Survivorship Trust — CV	905,000	13,726	13,726	0	0
Double Black Diamond Offshore LDC	3,825,000	58,017	58,017	0	0
Drury University	15,000	227	227	0	0
Duke Endowment	230,000	3,488	3,488	0	0
Family Service Life Insurance Co.	200,000	3,033	3,033	0	0
F. R. Convt. Sec. Fn	220,000	3,336	3,336	0	0
Fore Convertible MasterFund Ltd.	17,000,000	257,854	257,854	0	0
Franklin and Marshall College	270,000	4,095	4,095	0	0
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	30,335	30,335	0	0
Gaia Offshore Master Fund Ltd.	3,170,000	48,082	48,082	0	0
Genesys Regional Medical Center	160,000	2,426	2,426	0	0
Global Bermuda Limited Partnership	3,000,000	45,503	45,503	0	0
Goldman Sachs & Co.	5,366,000	81,390	81,390	0	122,016 (4)
Grady Hospital Foundation	155,000	2,351	2,351	0	0
Guardian Life Insurance Co.	7,200,000	109,208	109,208	0	0
Guggenheim Portfolio Company VIII, LLC	5,000,000	75,839	75,839	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
Guggenheim Portfolio Co. XV, LLC	$550,000	8,342	8,342	0	0
HBK Master Fund L.P.	19,500,000	295,774	295,774	0	3,800
Hfr Arbitrage Fund	524,000	7,947	7,947	0	0
Hawaiian Airlines Employees Pension Plan-IAM	25,000	379	379	0	0
Hawaiian Airlines Pension Plan for Salaried Employees	4,000	60	60	0	0
Hawaiian Airlines Pilots Retirement Plan	65,000	985	985	0	0
Highbridge International LLC	40,000,000	606,716	606,716	0	0
Hillbloom Foundation	30,000	455	455	0	0
ICI American Holdings Trust	500,000	7,583	7,583	0	0
Independence Blue Cross	400,000	6,067	6,067	0	0
JMG Capital Partners, LP	16,000,000	242,686	242,686	0	0
KBC Financial Products USA Inc.	3,100,000	47,020	47,020	0	0
Lakeshore International Limited	12,000,000	182,014	182,014	0	0
Lyxor	1,273,000	19,308	19,308	0	0
Lyxor/AM Investment Fund Ltd.	340,000	5,157	5,157	0	0
Lyxor/Gaia II Fund Ltd.	830,000	12,589	12,589	0	0
MLQA Convertible Securities Arbitrage	5,000,000	75,839	75,839	0	0
MSD TCB, LB	2,000,000	30,335	30,335	0	0
Man Mac I Limited	7,000,000	106,175	106,175	0	0
Man Convertible Bond Master Fund, Ltd.	13,600,000	206,283	206,283	0	0
McMahan Securities Co. L.P.	17,000	257	257	0	0
Mellon HBV Master Convertible Arbitrage Fund LP	1,000,000	15,167	15,167	0	0
Mellon HBV Master MultiStrategy Fund LP	250,000	3,791	3,791	0	0
Merrill Lynch Insurance Group	321,000	4,868	4,868	0	0
Microsoft Corporation	2,130,000	32,307	32,307	0	0
Mint Master Fund LP	250,000	3,791	3,791	0	0
Morgan Stanley Convertible Securities Trust	1,750,000	26,543	26,543	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
Motion Picture Industry Health Plan — Active Member Fund	$470,000	7,128	7,128	0	0
Motion Picture Industry Health Plan — Retiree Member Fund	310,000	4,702	4,702	0	0
Municipal Employees	280,000	4,247	4,247	0	0
Munson Medical Center Retirement Plan	70,000	1,061	1,061	0	0
Munson2 Healthcare Board Designated Operating Fund	55,000	834	834	0	0
Nations Convertible Securities Fund	11,910,000	180,649	180,649	0	0
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	3,000,000	45,503	45,503	0	0
New Orleans Firefighters Pension/Relief Fund	158,000	2,396	2,396	0	0
Nisswa Master Fund Ltd.	3,000,000	45,503	45,503	0	0
OCM Convertible Trust	3,750,000	56,879	56,879	0	0
OCM Global Convertible Securities Fund — DC	230,000	3,488	3,488	0	0
Oakwood Assurance Company	50,000	758	758	0	0
Oakwood Healthcare Inc. Funded Depreciation	85,000	1,289	1,289	0	0
Oakwood Healthcare Inc. (Pension)	160,000	2,426	2,426	0	0
Oakwood Healthcare Inc. (Endowment)	7,000	106	106	0	0
Oakwood Healthcare Inc. — OHP	13,000	197	197	0	0
Occidental Petroleum Corporation.	316,000	4,793	4,793	0	0
Ohio Bureau of Workers Compensation	172,000	2,608	2,608	0	0
Oppenheimer Convertible Securities Fund	4,500,000	68,255	68,255	0	0
Pacific Life Insurance Company	500,000	7,583	7,583	0	0
Park Avenue Life Insurance Co.	100,000	1,516	1,516	0	0
Partner Reinsurance Company Ltd.	1,585,000	24,041	24,041	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
Policeman and Fireman Retirement System of the City of Detroit	$540,000	8,190	8,190	0	0
Privilege Portfolio SICAV	5,000,000	75,839	75,839	0	0
Pro-mutual	877,000	13,302	13,302	0	0
Prudential Insurance Co of America	130,000	1,971	1,971	0	0
Putnam Convertible Income — Growth Trust	7,500,000	113,759	113,759	0	0
Pyramid Equity Strategies Fund	750,000	11,375	11,375	0	0
Quattro Fund Ltd.	6,400,000	97,074	97,074	0	0
Qwest Occupational Health Trust	515,000	7,811	7,811	0	0
RBC Alternative Assets L.P.	100,000	1,516	1,516	0	252
RCG Latitude Master Fund, Ltd.	3,400,000	51,570	51,570	0	0
RCG Multi Strategy Master Fund, Ltd.	1,900,000	28,819	28,819	0	0
Ramius Capital Group	500,000	7,583	7,583	0	0
Ramius Master Fund, Ltd.	2,600,000	39,436	39,436	0	0
Royal Bank of Canada	3,000,000	45,503	45,503	0	1,173
St. Thomas Trading, Ltd.	26,400,000	400,432	400,432	0	0
Sage Capital	2,150,000	32,610	32,610	0	0
Silverback Master, Ltd.	3,500,000	53,087	53,087	0	0
State Employees’ Retirement Fund of the State of Delaware	2,105,000	31,928	31,928	0	0
State of Maryland Retirement Agency	3,747,000	56,834	56,834	0	0
State of Oregon/Equity	6,800,000	103,141	103,141	0	0
State of Oregon/SAIF Corp.	2,125,000	32,231	32,231	0	0
State Street Bank Custodian for GE Pension Trust	2,260,000	34,279	34,279	0	0
Stonebridge Life Insurance	1,000,000	15,167	15,167	0	0
Sunrise Partners Limited Partnership	12,400,000	188,081	188,081	0	7,241
Syngenta AG	375,000	5,687	5,687	0	0
TD Securities (USA) Inc.	10,000,000	151,679	151,679	0	0
Tag Associates	99,000	1,501	1,501	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)	Notes(1)	Offering(2)	Offering(2)
Teachers Insurance and Annuity Association of America	$17,500,000	265,438	265,438	0	0
The Coast Fund, L.P.	2,000,000	30,335	30,335	0	0
The Grable Foundation	88,000	1,334	1,334	0	0
Thomas Weisel Partners LLC	1,700,000	25,785	25,785	0	0
Transamerica Life Insurance & Annuities Co.	17,910,000	271,657	271,657	0	0
Travelers Indemnity Company — Commercial Lines	510,000	7,735	7,735	0	0
Travelers Indemnity Company — Personal Lines	340,000	5,157	5,157	0	0
Tribeca Investments Ltd.	2,000,000	30,335	30,335	0	0
Trustmark Insurance	394,000	5,976	5,976	0	0
UnumProvident Corporation	500,000	7,583	7,583	0	0
US Bank FBO Benedictine Health Systems	110,000	1,668	1,668	0	0
Wachovia Bank National Association	25,000,000	379,197	379,197	0	0
Waterstone Market Neutral Fund LP	1,003,000	15,213	15,213	0	0
Waterstone Market Neutral Offshore Fund Ltd.	6,997,000	106,129	106,129	0	0
White River Securities L.L.C	1,000,000	15,167	15,167	0	0
Worldwide Transactions Ltd.	140,000	2,123	2,123	0	0
Xavex Convertible Arbitrage 5 Fund	1,050,000	15,926	15,926	0	0
Zeneca Holdings Trust	675,000	10,238	10,238	0	0
Zurich Institutional Benchmark Management c/o Quattro Fund	1,600,000	24,268	24,268	0	0
1976 Distribution Trust FBO A.R Lauder/Zinterhofer	7,000	106	106	0	0
2000 Revocable Trust FBO A.R Lauder/Zinterhofer	7,000	106	106	0	0

(1)	Assumes conversion of all of the selling securityholder’s notes at the initial conversion rate of 15.1679 shares per note. However, the conversion rate is subject to adjustment as described under “Description of the Notes — Conversion of Notes” in the accompanying prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming a conversion rate of 15.1679 shares per note, no selling securityholder will own more than 1% of our outstanding common stock upon conversion of the debentures.

(2)	Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold. No selling securityholder will own more than 1% of our outstanding common stock after the offering by such securityholder.

(3)	Includes 13,100 shares held by Allstate Insurance Company, 1,100 shares held by Allstate New Jersey Insurance Company, 1,442 shares held by Agents Pension Plan and 5,391 shares held by Allstate Retirement Plan.

(4)	Includes 17,480 shares of common stock issuable upon conversion of 5.25% Convertible Subordinated Notes due September 1, 2008 assuming a conversion rate of 18.0213 shares per note.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table prior to the date hereof. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to the accompanying prospectus.

     Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” in the accompanying prospectus.

     None of the named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

     Investing in the notes involves risks. See “Risk Factors” beginning on page 7 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any other federal or state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2004.